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                                                                      EXHIBIT 4n


                                 PROMISSORY NOTE

                                 Houston, Texas                   April 27, 2000

         ___________________, for value received, promises and agrees to pay on or before April 27, 2010 unto the order of Rowan Companies, Inc. (hereinafter called "Payee"), at the offices of the Payee in Houston, Texas in lawful money of the United States of America, the principal sum of _____________________and No/100 Dollars ($_______________), together with interest thereon, from and after the date hereof, on March 31, June 30, September 30 and December 31 of each year unless such day is not a business day, in which case it shall mean the immediately succeeding business day, the first such interest payment for the period beginning on and including the date hereof and ending on and excluding June 30, 2000, at the per annum interest rate announced publicly by Citibank, N.A. in New York, New York from time to time as its Base Rate plus 1/2% per annum; provided, that if any such interest rate shall be lower than the applicable interest rate for such period determined under Sections 483 and 1274
(d) of the Internal Revenue Code of 1954, as amended (the "Federal Rate"), such Federal Rate shall apply. The amount of interest payable for any such period is computed by multiplying the decimal equivalent of the applicable interest rate for such period by the actual number of days in such period, dividing by 360 and multiplying the resulting quotient by the principal amount hereof. If the principal of this Note is prepaid in whole or in part, all accrued and unpaid interest with respect to such principal amount prepaid is due and payable on the date of such prepayment.

         Payment of this Note when due is secured by a pledge of and lien on the Series C Floating Rate Subordinated Convertible Debenture due 2010 of the Payee dated April 27, 2000 in the principal amount of $______________, issued in the name of the undersigned, which Debenture, accompanied by an executed transfer power for such Debenture and in proper form for transfer, has been delivered to the Payee.

         In the event of the non-payment when due of any liability of the undersigned to the Payee hereunder, then, or at any time after the happening of such event, the holder of this Note may, without demand upon or notice to the undersigned (both of which are expressly waived by the undersigned), declare all sums owing hereon to be, and such sums shall become, due and payable. Upon such declaration, the Payee will, to the extent practicable, set off any amounts owing hereon by the undersigned with amounts owing by the Payee pursuant to the Series C Floating Rate Subordinated Debenture due 2010. This Note shall be construed according to and governed by the laws of the State of Texas.


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         By its acceptance hereof, the Payee of this promissory note, hereby acknowledges and agrees that if (i) Rowan Companies, Inc., a Delaware corporation (the "Company") fails, at any time, to fulfill its payment obligations owing in respect of its Series C Floating Rate Subordinated Convertible Debentures due 2010 (collectively, the "Debentures") or (ii) an Event of Default (as such term is defined in the Debentures) has occurred and is continuing, the payment obligations (with respect to principal and interest) of the undersigned maker of this promissory note under the terms hereof will, automatically be suspended and terminated until such time, if any, that the Company has fulfilled all of its payment obligations then due and owing in respect of the Debentures or such Event of Default no longer exists, as the case may be.


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